EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of December 28, 2004 between WorldSpace, Inc., a corporation organized and existing under the laws of the State of Maryland (“WorldSpace Maryland”), and WorldSpace, Inc., a corporation organized and existing under the laws of the State of Delaware (“WorldSpace Delaware”).

W I T N E S S E T H

WHEREAS, the respective boards of directors of each of WorldSpace Maryland and WorldSpace Delaware have approved and declared advisable the merger of WorldSpace Maryland with and into WorldSpace Delaware (the “Merger”) pursuant to which, upon the terms and subject to the conditions set forth in this Agreement, each issued and outstanding share of the Common Stock, par value $.01 per share, of WorldSpace Maryland (a “Maryland Share” or, collectively, the “Maryland Shares”) will be converted into one share of Class A common stock, par value $.01 per share, of WorldSpace Delaware (the “Class A Stock”) or into one share of Class B common stock, par value $.01 per share, of WorldSpace Delaware (the “Class B Stock”, and together with the Class A Stock, the “Delaware Common Stock”);

WHEREAS, the respective boards of directors of each of WorldSpace Maryland and WorldSpace Delaware have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interest of their respective stockholders;

WHEREAS, the respective stockholders of WorldSpace Maryland and WorldSpace Delaware have approved the Merger in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, WorldSpace Maryland and WorldSpace Delaware desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration for the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER; EFFECTIVE TIME

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, at the Effective Time (as defined in Section 1.2) WorldSpace Maryland shall be merged with and into WorldSpace Delaware, and the separate corporate existence of WorldSpace Maryland shall thereupon cease. WorldSpace Delaware shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall succeed to and assume all the rights and obligations of WorldSpace Maryland in accordance with the MGCL and the DGCL.

Section 1.2 Effective Time. The Merger shall be effective upon the acceptance for filing of articles of merger with respect to the Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland and a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, whichever is later (the “Effective Time”), provided that no filing of the Articles of Merger or Certificate of Merger shall be made until WorldSpace Delaware has received any necessary approval of the Merger from the U.S. Federal Communications Commission.

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 3-114 of the MGCL.

Section 1.4 Abandonment. Notwithstanding the approval and adoption of this Agreement by the Board of Directors of WorldSpace Maryland and WorldSpace Delaware, and the stockholders of WorldSpace Maryland and WorldSpace Delaware, this Agreement may be terminated at any time prior to the Effective Time by the Board of Directors of either WorldSpace Delaware or WorldSpace Maryland.

Section 1.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts, agreements or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either WorldSpace Maryland or WorldSpace Delaware or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either WorldSpace Maryland or WorldSpace Delaware all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either WorldSpace Maryland or WorldSpace Delaware, as appropriate, all such other acts and things as may be necessary, desirable or proper to establish, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such party to the Merger and otherwise to carry out the purposes of this Agreement.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING

CORPORATION

Section 2.1 The Certificate of Incorporation. The certificate of incorporation of WorldSpace Delaware as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter duly amended by applicable law.

Section 2.2 The By-laws. The bylaws of WorldSpace Delaware in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “By-laws”), until thereafter duly amended as provided therein or by applicable law.

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

Section 3.1 Directors. The directors of WorldSpace Delaware immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation to hold office until such time as their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.

Section 3.2 Officers. The officers of WorldSpace Delaware immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation to hold office until such time as their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

Section 4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of WorldSpace Maryland:

(a) Conversion of WorldSpace Maryland Shares. Each Maryland Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 4.1(b)), shall be converted into and become, without any action on the part of the stockholder, one validly issued, fully paid and nonassessable share of Class A Stock, except that each Maryland Share held of record by Mr. Noah A. Samara and TelUS Corp. shall be converted into and become without any action on the part of the stockholder, one validly issued, fully paid and nonassessable share of Class B Stock. At the Effective Time, all Maryland Shares shall no longer be outstanding and shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Maryland Shares (other than Dissenting Shares) shall thereafter represent the shares of Delaware Common Stock into which such Maryland Shares have been converted.

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Maryland Share held by a person (a “Dissenting Stockholder”) who has neither voted in favor of the Merger nor consented in writing thereto and otherwise complies with all the applicable provisions of the MGCL concerning the right of holders of Maryland Shares to dissent from the Merger and demand payment of fair value for their Maryland Shares (“Dissenting Shares”) shall not be converted as described in Section 4.2(a) but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Maryland. If, after the Effective Time, such Dissenting Stockholder withdraws his demand of payment or fails to perfect or otherwise loses his right to demand payment, in any case pursuant to the MGCL, his Maryland Shares shall be converted as of the Effective Time into the number of shares of Class A or Class B Stock, as applicable, as are equal to his Maryland Shares. WorldSpace Maryland shall give WorldSpace Delaware prompt notice of any demands for appraisal of Maryland Shares received by WorldSpace Maryland. WorldSpace Maryland shall not, without the prior written consent of WorldSpace Delaware, make any payment with respect to, or settle, offer to settle, or otherwise negotiate, any such demands.

Section 4.2 Exchange of Certificates for Delaware Common Stock.

(a) Exchange Procedures. Upon surrender, duly endorsed, of a Certificate for cancellation to the Surviving Corporation, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Class A or Class B Stock, as applicable, that such holder is entitled to receive pursuant to this Article IV. The Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Maryland Shares that is not registered in the transfer records of WorldSpace Maryland, a certificate representing the proper number of shares of Class A or Class B Stock, as applicable, may be issued to the transferee thereof, if the Certificate formerly representing such Maryland Shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Delaware Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that (i) the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates of shares of Delaware Common Stock in a name other than that of the register holder of the Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable, and (ii) the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer.

(b) No Further Ownership Rights in Maryland Shares. The issuance of Delaware Common Stock in accordance with the terms of this Article IV shall be deemed to have been in full satisfaction of all rights pertaining to the Maryland Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of WorldSpace Maryland shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Maryland Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, except notation that a stockholder has elected to exercise his right to payment of fair value pursuant to the MGCL, they shall be cancelled and exchanged as provided in this Article IV.

(c) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Surviving Corporation shall issue the shares of Delaware Common Stock in respect of such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the person claiming that the Certificate is lost, stolen or destroyed and upon the posting by such person of a bond in an amount reasonably specified by the Surviving Corporation as indemnity against any claim that may be made against it with respect to such Certificate or the providing of such assurances as the Surviving Corporation in its discretion may require.

Section 4.3 Distributions with Respect to Unexchanged Shares; Voting. All shares of Delaware Common Stock to be delivered pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by WorldSpace Delaware in respect of any class of Delaware Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Delaware Common Stock of such class issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made in respect of Delaware Common Stock with a record date that is ten days or more after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Delaware Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate or deliver an affidavit of loss and, if reasonably required by WorldSpace Delaware, indemnity bond in lieu thereof in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing shares of Delaware Common Stock delivered in exchange thereof, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time therefore payable with respect to such shares of Delaware Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Delaware Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of WorldSpace Delaware stockholders the number of shares of Delaware Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

Section 4.4 WorldSpace Maryland Options. At the Effective Time, all outstanding options or warrants to acquire Maryland Shares which have not been exercised shall become and represent an option or warrant to purchase shares of Class A Stock, or in the case of options held by Mr. Noah A. Samara and TelUS Corp., shares of Class B Stock, at a ratio of one Maryland Share subject to an option grant or warrant to one share of Delaware Common Stock (a “Substitute Option”) at an option exercise price per share of Delaware Common Stock equal to the exercise price per Maryland Share immediately prior to the Effective Time. After the Effective Time, except as provided in this Section, each Substitute Option shall be exercisable upon the same terms, conditions and restrictions as were applicable to the related option to acquire Maryland Shares immediately prior to the Effective Time. From and after the date of this Agreement, no additional options shall be granted and no warrants shall be issued by WorldSpace Maryland, except with the prior written approval of WorldSpace Delaware.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of WorldSpace Maryland. WorldSpace Maryland hereby represents and warrants to WorldSpace Delaware that:

(a) Organization and Standing. WorldSpace Maryland is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own its properties and assets and to carry on the business it presently conducts. WorldSpace Maryland is qualified to do business in each jurisdiction where the business it conducts or the property it owns or leases requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, liabilities, financial condition or results of operations of WorldSpace Maryland, taken as a whole, or on the ability of WorldSpace Maryland to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement, to execute and deliver this Agreement and otherwise to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Authorization of Transaction. This Agreement has been duly executed and delivered by WorldSpace Maryland and, assuming the due authorization, execution and delivery by WorldSpace Delaware, constitutes the valid and legally binding obligation of WorldSpace Maryland, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally or the discretion of a court in awarding equitable remedies.

(c) Capitalization and Stock Ownership. WorldSpace Maryland’s authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of Class A preferred stock, par value $.01 per share, of which of 9,255,789 shares of common stock are issued and outstanding as of the date of this Agreement. Of those shares, 1,795,000 shares are owned of record by Noah A. Samara and 3,000,000 shares are owned of record by TelUS Corp. All of the issued and outstanding Maryland Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

Section 5.2 Representations and Warranties of WorldSpace Delaware. WorldSpace Delaware hereby represents and warrants to WorldSpace Maryland as follows:

(a) Organization and Standing. WorldSpace Delaware is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on the business it presently conducts. WorldSpace Delaware is qualified to do business in each jurisdiction where the business it conducts or the property it owns or leases requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, properties, liabilities, financial condition or results of operations of WorldSpace Delaware or on the ability of WorldSpace Delaware to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement, to execute and deliver this Agreement and otherwise to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Authorization of Transaction. This Agreement has been duly executed and delivered by WorldSpace Delaware and, assuming the due authorization, execution and delivery by WorldSpace Maryland, constitutes the valid and legally binding obligation of WorldSpace Delaware, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally or the discretion of a court in awarding equitable remedies.

(c) Capitalization. The authorized capital stock of WorldSpace Delaware is 200,000,000 shares, consisting of (i) 100,000,000 shares of Class A Stock, par value $.01 per share, (ii) 75,000,000 shares of Class B Stock, par value $.01 per share and (iii) 25,000,000 shares of preferred stock, par value $.01 per share, of which 10 shares of Class B Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding WorldSpace Delaware shares are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. All of the Delaware Common Stock when issued will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

(i)	if to WorldSpace Delaware, to:

WorldSpace, Inc.

2400 N Street, N.W.

Washington, D.C. 20037

Attention : Donald J. Frickel

Facsimile No.: (202) 969-6560

E-mail: dfrickel@worldspace.com

with a copy to:

Coudert Brothers LLP

1114 Avenue of the Americas

New York, New York 10036

Attention: Jeffrey E. Cohen

Facsimile No.: (212) 626-4120

E-mail: cohenj@coudert.com

(ii)	if to WorldSpace Maryland, to

WorldSpace, Inc.

2400 N Street, N.W.

Washington, D.C. 20037

Attention: Donald J. Frickel

Facsimile No.: (202) 969-6560

E-mail: dfrickel@worldspace.com

with a copy to:

Coudert Brothers LLP

1114 Avenue of the Americas

New York, New York 10036

Attention: Jeffrey E. Cohen

Facsimile No.: (212) 626-4120

E-mail: cohenj@coudert.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 6.2 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses.

Section 6.3 Waiver. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of WorldSpace Delaware and WorldSpace Maryland and their respective successors and assigns.

Section 6.5 No Third Party Beneficiaries. Except as expressly set forth in this Agreement, this Agreement does not confer any rights, remedies, agreements, undertakings, obligations or liabilities on any person other than WorldSpace Delaware and WorldSpace Maryland and their respective successors and permitted assigns.

Section 6.6 Entire Agreement. This Agreement constitutes the entire agreement between WorldSpace Delaware and WorldSpace Maryland with respect to its subject matter and supersedes all other prior agreements and understandings, both oral and written, between WorldSpace Delaware and WorldSpace Maryland with respect to its subject matter.

Section 6.7 Headings. The headings and the table of contents in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

Section 6.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

Section 6.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.

Section 6.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first above written.

WORLDSPACE, INC.

By:	/s/
Name:
Title:

WORLDSPACE, INC.

By:	/s/
Name:
Title: